Exhibit 99.1

Mersana Therapeutics Announces Fourth Quarter and Full Year 2019 Financial Results and Provides Business Updates

XMT-1536 Phase 1 dose escalation data update selected for late-breaker oral presentation at upcoming Society of Gynecologic Oncology (SGO) 2020 Annual Meeting on Women’s Cancer

XMT-1536 interim Phase 1 dose expansion data to be presented in 2Q 2020 with more mature data expected in 2H 2020

Company to present preclinical data on ADCs created with the Dolasynthen and Immunosynthen platforms at the American Association for Cancer Research (AACR) Annual Meeting

CAMBRIDGE, Mass., February 28, 2020 -- Mersana Therapeutics, Inc. (NASDAQ:MRSN), a clinical-stage biopharmaceutical company focused on discovering and developing a pipeline of antibody-drug conjugates (ADCs) targeting cancers in areas of high unmet medical need, today reported financial results and provided a business update for the fourth quarter and full year ended December 31, 2019.

“We are excited to present updated data from our ongoing dose escalation study in heavily pre-treated and biomarker unselected patients at the upcoming SGO 2020 Annual Meeting on Women’s Cancer. We plan to demonstrate that, at doses up to 43 mg/m2, XMT-1536 is well tolerated without the severe neutropenia, neuropathy or ocular toxicities typically observed with other ADC platforms,” said Anna Protopapas, President and Chief Executive Officer of Mersana Therapeutics. “Additionally, we continue to execute on our proof-of-concept expansion cohorts in ovarian and non-small cell lung cancer for XMT-1536 and are on track for additional data disclosures throughout the year. These data readouts will be important milestones as we chart a fast-to-market path to registration in ovarian cancer.”

Recent Highlights and Updates

Clinical Programs

•	XMT-1536 dose escalation abstract accepted for late-breaker oral presentation at upcoming Society of Gynecologic Oncology (SGO) 2020 Annual Meeting on Women’s Cancer. Updated data from the Phase 1 dose escalation study, including the 30, 36 and 43 mg/m2 once-every-four-week dose cohorts, will be presented at the upcoming SGO Annual Meeting on March 30, 2020. The presentation will include safety, tolerability, clinical activity and initial correlation with the NaPi2b biomarker. The Company initiated the evaluation of a 52 mg/m2 once-every-four-week dose escalation cohort in heavily pre-treated and biomarker unselected patients in early 2020 and the study remains ongoing.

•	The expansion portion of the XMT-1536 Phase 1 study continues to enroll both ovarian cancer and non-small cell lung cancer (NSCLC) adenocarcinoma patients in the 43 mg/m2 dose cohort. Mersana remains on track to enroll approximately 45 patients each in the ovarian cancer and NSCLC adenocarcinoma patient cohorts. The Company expects to present interim data from the expansion study in the second quarter of 2020 and to be able to report more mature data in the second half of 2020.

•	Mersana is on track to initiate a Phase 1 study for its second clinical candidate, XMT-1592, a Dolasynthen ADC targeting NaPi2b, in the first half of 2020. XMT-1592 was created with the Dolasynthen platform, retaining the Company’s proprietary NaPi2b antibody and auristatin DolaLock payload with controlled bystander effect plus the added benefits of site-specific conjugation, precise drug-to-antibody ratio, and even greater hydrophilicity for further enhanced drug-like properties and tumor exposure. In preclinical studies, Dolasynthen has shown four times greater efficacy in a patient-derived lung tumor model in comparison to Dolaflexin, a platform that has already shown success when targeted to NaPi2b. The Phase 1 study will seek to clinically validate the differentiation of XMT-1592 by using the Company’s NaPi2b experience to rapidly and efficiently progress this candidate through dose escalation.

Discovery & Platform Progress

•	Initiating Investigational New Drug (IND)-enabling studies for B7-H4, a first-in-class ADC target. B7-H4 is expressed on both tumor cells and tumor-associated macrophages (TAMs). A B7-H4 ADC delivering a DolaLock payload has been shown in preclinical studies to exert a direct cytotoxic effect via uptake by tumor cells and also has the potential to deliver additional payload release in the tumor environment through binding and catabolism in B7-H4-expressing TAMs. It has been shown in preclinical studies that the DolaLock payload can activate dendritic cells and induce immunogenic cell death, with the potential to provide a secondary immune-based anti-tumor effect in addition to the primary cytotoxic effect. The Company expects to disclose its development candidate and supporting data in the second half of 2020.

•	Disclosure of the first Immunosynthen development candidate in the second half of 2020. The Company has developed a novel STING agonist ADC platform and has generated preclinical data across multiple targets and models showing complete regression of tumors in vivo with a single, well-tolerated dose, consistent with increased cytokine expression and immune cell infiltration within the tumor. Mersana expects to select its first STING agonist ADC development candidate in the second half of 2020. The Company also expects to present additional preclinical data at scientific meetings throughout 2020.

Upcoming First Quarter 2020 Events

•	Mersana will give a corporate presentation at the Cowen & Co. Annual Health Care Conference on Monday, March 2, 2020, at 4:10 pm E.T. in Boston, MA.

•	The Company will present XMT-1536 Phase 1 dose escalation data in the Late Breaking Abstract Session at the Society of Gynecologic Oncology (SGO) 2020 Annual Meeting on Women’s Cancer in Toronto, Canada on Monday, March 30, 2020, during the 2:30 pm E.T. session. Management will host a conference call after the close of the U.S. financial markets on March 30, 2020.

•	Mersana will present preclinical data from its work on XMT-1592, a Dolasynthen ADC targeting NaPi2b, and its STING Agonist ADC development candidates, at the American Association for Cancer Research (AACR) Annual Meeting from April 24 – April 29, 2020, in San Diego, CA.

2019 Financial Results

Cash, cash equivalents and marketable securities as of December 31, 2019, were $99.8 million, compared to $70.1 million as of December 31, 2018. In addition, the Company has the option to draw additional funds of up to $15.0 million through the existing debt financing agreement with Silicon Valley Bank. The Company expects that its current cash, cash equivalents and marketable securities will enable it to fund its operating plan through important milestones, including the XMT-1536 Phase 1 clinical study and the planned dose escalation study for XMT-1592.

Fourth Quarter 2019

•	Collaboration revenue for the fourth quarter 2019 was immaterial, compared to $1.2 million for the same period in 2018. The decrease in collaboration revenue was primarily as a result of a decrease in services performed in support of partners’ programs.

•	Research and development expenses for the fourth quarter 2019 were approximately $12.4 million, compared to $19.8 million for the same period in 2018. The decrease was primarily due to decreased manufacturing costs for XMT-1536 and XMT-1522, offset by increased costs for XMT-1536 clinical and regulatory expenses, XMT-1592 preclinical studies and discovery efforts, and advancement of companion diagnostics development efforts for the NaPi2b biomarker.

•	General and administrative expenses for the fourth quarter 2019 remained flat at $4.2 million, compared to the same period in 2018.

•	Net loss for the fourth quarter 2019 was $16.2 million, or $0.34 per share, compared to a net loss of $22.4 million, or $0.97 per share, for the same period in 2018. Weighted average common shares outstanding for the quarters ended December 31, 2019 and December 31, 2018, were 47,886,144 and 23,184,459 respectively.

Full Year 2019

•	Collaboration revenue for the full year 2019 was approximately $42.1 million, compared to $10.6 million for the full year 2018. The increase was primarily as a result of the termination of the Takeda agreements and the recognition of the remaining deferred revenue of $40.0 million. Additionally, revenue of $2.1 million was recognized in connection with the Merck KGaA Agreements in the year ended December 31, 2019.

•	Research and development expenses for the full year 2019 were approximately $55.0 million, compared to $59.9 million for the full year 2018. The decrease was primarily due to decreased manufacturing costs for XMT-1536 and XMT-1522, offset by increased costs for XMT-1592 preclinical studies and discovery efforts, XMT-1536 clinical and regulatory expenses, further platform development including Immunosynthen, advancement of companion diagnostics development efforts for the NaPi2b biomarker and a milestone paid on the initiation of the expansion cohort.

•	General and administrative expenses for the full year 2019 were approximately $17.3 million, compared to $16.3 million for the full year 2018, driven primarily by increased stock-based compensation expense.

•	Net loss for the full year 2019 was $28.2 million, or $0.65 per share, compared to a net loss of $64.3 million, or $2.79 per share, for the full year 2018. Weighted average common shares outstanding for the periods ended December 31, 2019 and December 31, 2018, were 43,492,113 and 23,032,250, respectively.

Conference Call Details

Mersana Therapeutics will host a conference call and webcast today at 8:00 a.m. ET to report financial results for the fourth quarter and year-end of 2019 and provide certain business updates. To access the call, please dial 877-303-9226 (domestic) or 409-981-0870 (international) and provide the Conference ID 4849085. A live webcast of the presentation will be available on the Investors & Media section of the Mersana website at www.mersana.com.

About Mersana Therapeutics

Mersana Therapeutics is a clinical-stage biopharmaceutical company using its differentiated and proprietary ADC platforms to rapidly develop novel ADCs with optimal efficacy, safety and tolerability to meaningfully improve the lives of people fighting cancer. Mersana’s lead product candidate, XMT-1536, is in a Phase 1 proof-of-concept clinical trial in patients with tumors likely to express NaPi2b, including ovarian cancer and NSCLC adenocarcinoma. Mersana’s second product candidate targeting NaPi2b-expressing tumors, XMT-1592, is an ADC created using Mersana’s customizable and homogenous Dolasynthen platform. The Company’s early stage programs include a B7-H4 targeting ADC, as well as a STING agonist ADC developed using the Company’s Immunosynthen platform. In addition, multiple partners are using Mersana’s Dolaflexin platform to advance their ADC pipelines.

Forward-Looking Statements

This press release contains “forward-looking” statements within the meaning of federal securities laws. These forward-looking statements are not statements of historical facts and are based on management’s beliefs and assumptions and on information currently available to management. Forward-looking statements include information concerning the Company’s business strategy and the design, progression and timing of its clinical trials. Forward-looking statements generally can be identified by terms such as “anticipates,” “believes,” “could,” “seeks,” “estimates,” “intends,” “may,” “plans,” “potential,” “predicts,” “projects,” “should,” “will,” “would” or similar expressions and the negatives of those terms. Forward-looking statements represent management’s beliefs and assumptions only as of the date of this press release. The Company’s operations involve risks and uncertainties, many of which are outside its control, and any one of which, or combination of which, could materially affect its results of operations and whether the forward-looking statements ultimately prove to be correct. Factors that may materially affect the Company’s results of operations and whether these forward-looking statements prove to be correct include, among other things, that preclinical testing may not be predictive of the results or success of ongoing or later preclinical or clinical trials, that the development and testing of the Company’s product candidates and new platforms will take longer and/or cost more than planned and that the identification of new product candidates will take longer than planned, as well as those listed in the Company’s Annual Report on Form 10-K filed on February 28, 2020, with the Securities and Exchange Commission (“SEC”) and subsequent SEC filings. Except as required by law, the Company assumes no obligation to update these forward-looking statements publicly, or to update the reasons actual results could differ materially from those anticipated in the forward-looking statements, even if new information becomes available in the future.

Mersana Therapeutics, Inc.

Selected Condensed Consolidated Balance Sheet Data

(in thousands)

(unaudited)

	December 31, 2019	December 31, 2018
Cash, cash equivalents and marketable securities	$99,790	$70,131
Working capital (1)	77,256	4,880
Total assets	107,541	78,502
Long-term debt, net of discount	4,201	--
Total stockholders' equity	78,318	8,795

(1) The Company defines working capital as current assets less current liabilities. See the Company's condensed consolidated financial statements for further detail regarding its current assets and current liabilities.

Mersana Therapeutics, Inc.

Condensed Consolidated Statement of Operations

(in thousands, except share and per share data)

(unaudited)

	Three months ended		Year ended
	December 31,	December 31,	December 31,	December 31,
	2019	2018	2019	2018
Collaboration revenue	$42	$1,188	$42,123	$10,594
Operating expenses:
Research and development	12,430	19,816	55,040	59,915
General and administrative	4,212	4,152	17,283	16,334
Total operating expenses	16,642	23,968	72,323	76,249
Other income (expense):
Interest income	441	349	2,226	1,398
Interest expense	(87)	--	(234)	--
Total other income, net	354	349	1,992	1,398
Net income (loss)	$(16,246)	$(22,431)	$(28,208)	$(64,257)
Net income (loss) per share attributable to common stockholders — basic and diluted	$(0.34)	$(0.97)	$(0.65)	$(2.79)
Weighted-average number of common shares used in net loss per share attributable to common stockholders — basic and diluted	47,886,144	23,184,459	43,492,113	23,032,250

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Contact:

Investor & Media Contact
Sarah Carmody, 617-844-8577

scarmody@mersana.com